VUL1805
                                         JACKSON NATIONAL LIFE INSURANCE COMPANY
                                                                 A STOCK COMPANY
1 Corporate Way
Lansing, Michigan 48951
www.jnl.com

Thank you for choosing Jackson National Life Insurance Company, hereinafter also referred to as "the Company." If you have any questions, please contact the Company at the Service Center address and telephone number shown on the Policy Data Page.

THIS INDIVIDUAL FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY IS ISSUED BY THE COMPANY AND IS A LEGAL CONTRACT BETWEEN THE OWNER ("YOU") AND JACKSON NATIONAL LIFE INSURANCE COMPANY.

                           READ YOUR POLICY CAREFULLY.

We agree to pay to the Beneficiary the Death Benefit Proceeds upon due proof that the death of the Insured occurred while this Policy is in force. This agreement is subject to the terms of this Policy.

THE METHOD FOR DETERMINING THE AMOUNT OF INSURANCE PAYABLE AT DEATH CAN BE FOUND IN THE DEATH BENEFIT PROVISIONS OF THE POLICY.

THE DEATH BENEFIT PROCEEDS AND AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT INVESTMENT DIVISIONS ARE NOT GUARANTEED AND MAY INCREASE OR DECREASE BASED UPON THE INVESTMENT EXPERIENCE OF THE UNDERLYING MUTUAL FUNDS.

THE POLICY'S FIXED ACCOUNT VALUE IN THE GENERAL ACCOUNT WILL EARN INTEREST DAILY AT AN ANNUAL EFFECTIVE RATE EQUAL TO THE FIXED ACCOUNT MINIMUM INTEREST RATE. INTEREST IN EXCESS OF THE FIXED ACCOUNT MINIMUM INTEREST RATE MAY BE APPLIED IN THE CALCULATION OF THE FIXED ACCOUNT VALUE AT SUCH RATES AS THE COMPANY MAY DETERMINE.

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                             RIGHT TO EXAMINE POLICY
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YOU MAY RETURN THIS POLICY TO THE SELLING PRODUCER, JACKSON NATIONAL LIFE OR ITS
AGENT WITHIN [10] DAYS AFTER YOU RECEIVE IT. THE COMPANY WILL REFUND THE PREMIUM PAID LESS ANY INDEBTEDNESS AND/OR SURRENDERS. UPON SUCH REFUND, THE POLICY SHALL BE VOID FROM THE BEGINNING.
--------------------------------------------------------------------------------
INDIVIDUAL FLEXIBLE PREMIUM
ADJUSTABLE VARIABLE LIFE INSURANCE
POLICY.
FLEXIBLE PREMIUM PAYABLE DURING
INSURED'S LIFETIME TO ATTAINED AGE 121.
DEATH BENEFIT PERIOD OF COVERAGE NOT GUARANTEED.
NONPARTICIPATING.

                                                  This Contract is signed at the
                                           Home Office of Jackson National Life,
                                                               Lansing, Michigan
                                                                   CLARK MANNING
                                                           Clark P. Manning, Jr.
                                           President and Chief Executive Officer

                                                                 THOMAS J. MEYER
                                                                 Thomas J. Meyer
                                                                       Secretary

VUL1805                                                                        1
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                                TABLE OF CONTENTS
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                                                                           PAGE

Policy Data Page                                                             [3

Schedule of Riders/Additional Benefits                                       3a

Maximum Policy Charges                                                       3b

Policy Minimums and Policy Loans                                             3d

Policy Options                                                               3e

Table of Guaranteed Maximum Monthly Cost of Insurance Rates                  3f

Table of Minimum Death Benefit Percentages                                    3g

Definitions                                                                   4

General Provisions                                                            8

Ownership and Beneficiary Provisions                                         13

Premium Payment Provisions                                                   14

Policy Value Provisions                                                      15

Policy Loan Provisions                                                       18

Surrender Provisions (Withdrawal Provisions)                                 20

Transfer Provisions                                                          21

Death Benefit Provisions                                                    23]

VUL1805                                                                       2
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                                POLICY DATA PAGE
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Policy Number:                          [VUL1805]

Insured:                                [John Doe]

Insured's Age/Gender:                   [35] [Male]

Risk Classification:                    [Preferred Non-Tobacco]

Death Benefit Option:                   [Option A]

Initial Specified Death Benefit:        $[350,000.00]

Death Benefit Qualification Test        [Cash Value  Accumulation  Test]
                                        [Guideline  Premium and Cash Value
                                        Corridor Test]

Planned Premium Frequency:              [Annual]

Planned Premium:                        $[3,500.00]

Initial Premium Received:               $[3,500.00]

[Guideline Single Premium:]             $[42,570.00]

[Guideline Level Premium:]              $[3,825.00]

Issue Date:                             [January 2, 2009]

Policy Date:                            [January 2, 2009]

Issue State:                            [Any State]

Owner:                                  [John Doe]

Joint Owner:                            [N/A]

Beneficiary(ies)                        [Jane Doe] [Johnny Doe Jr.]



VUL1805                                                                        3

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                            POLICY DATA PAGE (CONT'D)
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

                    SCHEDULE OF RIDERS / ADDITIONAL BENEFITS

RIDER / ADDITIONAL                                   BENEFIT              EXPIRY            INITIAL MONTHLY CHARGE
BENEFIT                                              AMOUNT                DATE
Terminal Illness Benefit Rider                     (See Rider)             None                    No Charge
(Policy Insured)

Guaranteed Death Benefit Rider                     (See Rider)         [01/01/2039]                No Charge
(Qualifying Monthly Premium Amount:
$[180.00])

Overloan Protection Benefit Rider                  (See Rider)             None                    No Charge


If you have questions about this Policy including requests for information about coverage or complaint resolutions, You may contact our Service Center at the following address or telephone number.

          Jackson Service Center                   Express Mail:
          [P.O. Box 24068                          [Jackson Service Center
          Lansing, MI  48909-4068                  1 Corporate Way
          1-800-644-4565]                          Lansing, MI  48951]

VUL1805                                                                       3a

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                            POLICY DATA PAGE (CONT'D)
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MAXIMUM POLICY CHARGES

Sales Charge             Sales Charge                Cumulative Premium
                            [4.5%                     $[100,000 or less
                             3.5%                  $100,000.01 - $250,000
                             2.5%                  $250,000.01 - $500,000
                             2%]                        $500,000.01+]

                    The Sales Charge is applicable in Policy Years [1-10].

                    Return of Sales Charge:
                    There will be a partial return of the Sales Charge if the Policy has not lapsed and is surrendered in full during the first or second Policy Year, excluding surrenders as part of a 1035 exchange. [3.00]% of the Premium will be returned if the Policy is surrendered during the first Policy Year and [2.50]% of the Premium will be returned if the Policy is surrendered during the second Policy Year. However, in no instance will the return of Sales Charge exceed the amount of Sales Charge actually collected.

Tax Charges

                    [2.5]% of each Premium received for state and local taxes.

                    [1.5]% of each Premium received for federal income tax treatment of deferred acquisition costs for this Policy.

Monthly Policy Fee

                    $[10.00] per month in the first [10] Policy Years, and $[8.00] per month thereafter.

Asset Based Risk Charge

                    This charge is deducted from the Separate Account Value on a daily basis and will not exceed [1.0]% annually in any Policy Year.

Monthly Cost of
Insurance Rate

                    See Cost Of Insurance Rates Section.

Monthly Administrative Charge

                    $[0.05] per $1,000 of Initial Specified Death Benefit (up to $2,000,000) or increase in Specified Death Benefit (up to $2,000,000) each month for [15] years from the date of issue or increase, and
                    $[0.01] per $1,000 of Initial Specified Death Benefit (up to $2,000,000) or increase in Specified Death Benefit (up to $2,000,000) each month thereafter.

Transfer

                    Transfer Charge: A charge of $[25.00] is charged for each transfer in excess of [15] in any Policy Year. Any Transfer Charge is deducted from the amount transferred prior to the allocation to the new Policy Option. Transfer Charges will not be applied to transfers on the Allocation Date or transfers due to systematic investment programs provided by the Company, nor will these transfers count against the [15] free transfers allowed in a Policy Year.

                    Maximum Fixed Account Transfer: Greater of $[1,000] (or Your Fixed Account Value, if less), the amount transferred out of the Fixed Account in the previous Policy Year, or [25]% of Your Fixed Account Value.

Partial Surrender Fee

                    Not to exceed $[25.00].

VUL1805                                                                       3b

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                            POLICY DATA PAGE (CONT'D)
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MAXIMUM POLICY CHARGES

Sales Charge

                    None

Tax Charges

                    [2.5]% of each Premium received for state and local taxes.

                    [1.5]% of each Premium received for federal income tax treatment of deferred acquisition costs for this Policy.

Monthly Policy Fee

                    $[10.00] per month in the first [10] Policy Years, and $[8.00] per month thereafter.

Asset Based Risk Charge

                    This charge is deducted from the Separate Account Value on a daily basis and will not exceed [1.0]% annually in any Policy Year.

Monthly Cost of Insurance
Rate

                    See Cost Of Insurance Rates Section.

Monthly Administrative

                    $[0.05] per $1,000 of Initial Specified Death Benefit (up to $2,000,000) or increase in Charge Specified Death Benefit (up to $2,000,000) each month for [15] years from the date of issue or increase, and

                    $[0.01] per $1,000 of Initial Specified Death Benefit (up to $2,000,000) or increase in Specified Death Benefit (up to $2,000,000) each month thereafter.

Transfer

                    Transfer Charge: A charge of $[25.00] is charged for each transfer in excess of [15] in any Policy Year. Any Transfer Charge is deducted from the amount transferred prior to the allocation to the new Policy Option. Transfer Charges will not be applied to transfers on the Allocation Date or transfers due to systematic investment programs provided by the Company, nor will these transfers count against the [15] free transfers allowed in a Policy Year.

                    Maximum Fixed Account Transfer: Greater of $[1,000] (or Your Fixed Account Value, if less), the amount transferred out of the Fixed Account in the previous Policy Year, or [25]% of Your Fixed Account Value.

Partial Surrender Fee

                    Not to exceed $[25.00].

Advisory Service Fees

                    In certain situations, as agreed to between You and a registered investment advisor, You may initiate partial surrenders from this Policy to compensate the advisor for advisory services related to this Policy. For such partial surrenders, We will allow partial surrenders in the first Policy Year, waive the minimum partial surrender amount, and waive the Partial Surrender Fee.

A FULL OR PARTIAL SURRENDER MAY HAVE TAX CONSEQUENCES TO THE OWNER. AS WITH ALL TAX MATTERS, A QUALIFIED TAX ADVISOR SHOULD BE CONSULTED BEFORE CONSIDERING ANY SURRENDER.

VUL1805                                                                    3b[F]

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                            POLICY DATA PAGE (CONT'D)
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Illustration

                    Charge A charge of up to $[25.00] may be charged for each in-force illustration in excess of one each Policy Year, at the discretion of the Company.

Re-Underwriting

                    Charge A charge of up to $[25.00] may be charged each time the Policy is re-underwritten, at the discretion of the Company.

NOTE: IT IS POSSIBLE THAT THE COVERAGE WILL LAPSE IF THE NET ACCUMULATED VALUE IS INSUFFICIENT TO PAY THE POLICY CHARGES ASSESSED ON ANY GIVEN DATE. BECAUSE THE ACCUMULATED VALUE MAY BE BASED IN PART ON THE SEPARATE ACCOUNT VALUE, THE PAYMENT OF INITIAL AND SUBSEQUENT PLANNED PREMIUMS MAY NOT BE SUFFICIENT TO GUARANTEE THAT THE POLICY WILL REMAIN IN FORCE. IF THE POLICY DOES NOT REMAIN IN FORCE, THERE WILL BE NO DEATH BENEFIT OR CASH SURRENDER VALUE, SUBJECT TO THE TERMS OF THE POLICY.

VUL1805                                                                       3c

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                            POLICY DATA PAGE (CONT'D)
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POLICY MINIMUMS:

Surrenders

                    Minimum Partial Surrender Amount: $[500.00]

Premium

                    Minimum Premium Amount: $[25.00]

Specified Death Benefit

                    Minimum Specified Death Benefit: $[100,000.00]
                    Minimum   Specified  Death  Benefit  Increase  or  Decrease:
                    $[10,000.00]

Fixed Account Minimum Interest Rate

                    [3.00]%

Dollar Cost Averaging Minimum Source Account Value

                    $[5,000.00]

Dollar Cost Averaging Minimum Transfer Amount

                    $[100.00]

POLICY LOANS:

Maximum Loan Amount

                    The Net Accumulated Value in effect on the date We grant the loan minus the amount determined by the Company to facilitate continued coverage until the next Policy Anniversary or until the next following Policy Anniversary if the Policy loan is taken within thirty (30) days before the next Policy Anniversary, but never less than the amount required by law.

Minimum Loan Amount

                    $[500.00]

Minimum Loan Repayment

                    $[25.00]

Loan Interest Rates Charged

                    [4.00]% in Policy Years [1-5] and no greater than [3.25]% thereafter.

Interest Rate Credited to Accumulated
Value That Is Held as Loan Collateral

                    [3.00]%
VUL1805                                                                       3d

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                            POLICY DATA PAGE (CONT'D)
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POLICY OPTIONS:

The Company may limit the number of Policy Options to which the Accumulated Value can be allocated at any one time.

FIXED ACCOUNT:

               Earns a declared interest rate as described in the Fixed Account provision, not to be less than the Fixed Account Minimum Interest Rate shown above.

INVESTMENT DIVISIONS:

               Availability  is  as  indicated  in  the   application,   current
               prospectus, or any supplements.

               The Company may periodically add or delete Investment Divisions.

SEPARATE ACCOUNT:

               Jackson National Life Separate Account IV
VUL1805                                                                      3e

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                            POLICY DATA PAGE (CONT'D)
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          TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES
                        PER $1,000 OF NET AMOUNT AT RISK

   ATTAINED           MONTHLY RATE                ATTAINED            MONTHLY
      AGE                                           AGE                 RATE
---------------- ----------------------- ---- ---------------- -----------------
     [35                $0.0909                     78                  $4.6548
      36                $0.0959                     79                  $5.2198
      37                $0.1001                     80                  $5.8398
      38                $0.1076                     81                  $6.5510
      39                $0.1142                     82                  $7.2976
      40                $0.1217                     83                  $8.1096
      41                $0.1318                     84                  $9.0174
      42                $0.1443                     85                  $10.0423
      43                $0.1585                     86                  $11.1922
      44                $0.1752                     87                  $12.4650
      45                $0.1944                     88                  $13.8494
      46                $0.2127                     89                  $15.3334
      47                $0.2328                     90                  $16.9088
      48                $0.2445                     91                  $18.4163
      49                $0.2579                     92                  $20.0153
      50                $0.2771                     93                  $21.7336
      51                $0.2997                     94                  $23.5854
      52                $0.3306                     95                  $25.5731
      53                $0.3641                     96                  $27.4319
      54                $0.4067                     97                  $29.4579
      55                $0.4595                     98                  $31.6727
      56                $0.5131                     99                  $34.0995
      57                $0.5710                     100                 $36.7714
      58                $0.6204                     101                 $38.9513
      59                $0.6775                     102                 $41.3354
      60                $0.7464                     103                 $43.9462
      61                $0.8304                     104                 $46.8129
      62                $0.9331                     105                 $49.9253
      63                $1.0485                     106                 $53.3626
      64                $1.1700                     107                 $57.1735
      65                $1.2984                     108                 $61.4190
      66                $1.4287                     109                 $66.1732
      67                $1.5608                     110                 $71.5294
      68                $1.7034                     111                 $77.6167
      69                $1.8512                     112                 $83.3333
      70                $2.0309                     113                 $83.3333
      71                $2.2322                     114                 $83.3333
      72                $2.4974                     115                 $83.3333
      73                $2.7779                     116                 $83.3333
      74                $3.0739                     117                 $83.3333
      75                $3.3986                     118                 $83.3333
      76                $3.7540                     119                 $83.3333
      77                $4.1684                     120                $83.3333]


VUL1805                                                                       3f

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                            POLICY DATA PAGE (CONT'D)
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                   [TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES
                          CASH VALUE ACCUMULATION TEST

     ATTAINED       DEATH BENEFIT PERCENTAGE      ATTAINED         DEATH BENEFIT
       AGE                                           AGE              PERCENTAGE
------------------- ------------------------- ------------------ ---------------
        35                  498.793%                 69                171.066%
        36                  481.604%                 70                166.907%
        37                  465.024%                 71                162.921%
        38                  449.012%                 72                159.105%
        39                  433.600%                 73                155.495%
        40                  418.744%                 74                152.070%
        41                  404.428%                 75                148.810%
        42                  390.659%                 76                145.704%
        43                  377.436%                 77                142.743%
        44                  364.745%                 78                139.933%
        45                  352.577%                 79                137.282%
        46                  340.919%                 80                134.798%
        47                  329.727%                 81                132.470%
        48                  318.982%                 82                130.302%
        49                  308.588%                 83                128.270%
        50                  298.540%                 84                126.364%
        51                  288.857%                 85                124.580%
        52                  279.538%                 86                122.920%
        53                  270.602%                 87                121.386%
        54                  262.032%                 88                119.975%
        55                  253.842%                 89                118.682%
        56                  246.039%                 90                117.497%
        57                  238.589%                 91                116.408%
        58                  231.473%                 92                115.371%
        59                  224.628%                 93                114.367%
        60                  218.054%                 94                113.378%
        61                  211.757%                 95                112.378%
        62                  205.749%                 96                111.326%
        63                  200.040%                 97                110.118%
        64                  194.623%                 98                108.640%
        65                  189.474%                 99                106.706%
        66                  184.570%           100 through 120         101.000%
        67                  179.882%                121+               100.000%
        68                  175.385%


The Minimum Death Benefit percentages comply with Section 7702 of the Internal Revenue Code (as amended). ]

VUL1805                                                                 3g[CVAT]

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                            POLICY DATA PAGE (CONT'D)
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                   [TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES
                 GUIDELINE PREMIUM AND CASH VALUE CORRIDOR TEST

     ATTAINED       DEATH BENEFIT PERCENTAGE       ATTAINED        DEATH BENEFIT
       AGE                                            AGE             PERCENTAGE
------------------- ------------------------- -------------------- -------------
   0 through 40              250%                     61                  128%
        41                   243%                     62                  126%
        42                   236%                     63                  124%
        43                   229%                     64                  122%
        44                   222%                     65                  120%
        45                   215%                     66                  119%
        46                   209%                     67                  118%
        47                   203%                     68                  117%
        48                   197%                     69                  116%
        49                   191%                     70                  115%
        50                   185%                     71                  113%
        51                   178%                     72                  111%
        52                   171%                     73                  109%
        53                   164%                     74                  107%
        54                   157%                75 through 90            105%
        55                   150%                     91                  104%
        56                   146%                     92                  103%
        57                   142%                     93                  102%
        58                   138%               94 through 120            101%
        59                   134%                    121+                 100%
        60                   130%


The Minimum Death Benefit percentages comply with Section 7702 of the Internal Revenue Code (as amended).]

VUL1805                                                                  3g[GPT]

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                            POLICY DATA PAGE (CONT'D)
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["S&P(R)"  is a  trademark  of the  McGraw  Hill  Companies,  Inc.  and has been licensed for use by the Company. This Policy is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of purchasing this Policy.]

[This Policy is not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the Owners of this Policy or any member of the public regarding the advisability of purchasing this Policy. Dow Jones' only relationship to Jackson National Life Insurance Company (Jackson) is the licensing of certain copyrights, trademarks, servicemarks and service names of Dow Jones. Dow Jones has no obligation to take the needs of Jackson or the Owners of this Policy into consideration in determining, composing or calculating the Dow Jones Industrial AverageSM. Dow Jones is not responsible for and has not participated in the determination of the terms and conditions of this Policy to be issued, including the pricing or the amount payable under the Policy. Dow Jones has no obligation or liability in connection with the administration or marketing of this Policy.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JACKSON, OWNERS OF THIS POLICY, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND JACKSON.]

["NYSE(R)" IS A REGISTERED MARK OF, AND "NYSE INTERNATIONAL 100 INDEXSM" IS A SERVICE MARK OF, THE NEW YORK STOCK EXCHANGE, INC. ("NYSE") AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY JACKSON NATIONAL ASSET MANAGEMENT, LLC. THE JNL/MELLON CAPITAL MANAGEMENT NYSE(R) INTERNATIONAL 25 FUND IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY NYSE, AND NYSE MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE JNL/MELLON CAPITAL MANAGEMENT NYSE(R) INTERNATIONAL 25 FUND.

"NYSE INTERNATIONAL 100 INDEXSM" IS A SERVICE MARK OF NYSE GROUP, INC. NYSE GROUP, INC. HAS NO RELATIONSHIP TO JACKSON NATIONAL ASSET MANAGEMENT, LLC, OTHER THAN THE LICENSING OF THE "NYSE INTERNATIONAL 100 INDEXSM" (THE "INDEX") AND ITS SERVICE MARKS FOR USE IN CONNECTION WITH THE JNL/MELLON CAPITAL MANAGEMENT NYSE(R) INTERNATIONAL 25 FUND.]


VUL1805                                                                       3h

[NYSE Group, Inc. DOES NOT:

o Sponsor, endorse, sell or promote the JNL/Mellon Capital Management NYSE(R) International 25 Fund.

o Recommend that any person invest in the JNL/Mellon Capital Management NYSE(R) International 25 Fund or any otheR securities.

o    Have any  responsibility  or liability for or make any decisions  about the
     timing,   amount  or  pricing  of  JNL/Mellon  Capital  Management  NYSE(R)
     International 25 Fund.

o Have any responsibility or liability for the administration, management or marketing of the JNL/Mellon Capital Management NYSE(R) International 25 Fund.

o Consider the needs of the JNL/Mellon Capital Management NYSE(R) International 25 Fund or the owners of thE JNL/Mellon Capital Management NYSE(R) International 25 Fund in determining, composing or calculating the NYSE International 100 IndexSM or have any obligation to do so.

NYSE GROUP,  INC. AND ITS  AFFILIATES  WILL NOT HAVE ANY LIABILITY IN CONNECTION
WITH  THE  JNL/MELLON  CAPITAL   MANAGEMENT   NYSE(R)   INTERNATIONAL  25  FUND.
SPECIFICALLY,

o NYSE GROUP, INC. AND ITS AFFILIATES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AND NYSE GROUP, INC. AND ITS AFFILIATES DISCLAIM ANY WARRANTY ABOUT:

o THE RESULTS TO BE OBTAINED BY THE JNL/MELLON CAPITAL MANAGEMENT NYSE(R) INTERNATIONAL 25 FUND, THE OWNER OF THE JNL/MELLON CAPITAL MANAGEMENT NYSE(R) INTERNATIONAL 25 FUND OR ANY OTHER PERSON IN CONNECTION WITH THE USE OF THE INDEX AND THE DATA INCLUDED IN THE NYSE INTERNATIONAL 100 INDEXSM;

o    THE ACCURACY OR COMPLETENESS OF THE INDEX AND ITS DATA;

o THE MERCHANTABILITY AND THE FITNESS FOR A PARTICULAR PURPOSE OR USE OF THE INDEX AND ITS DATA;

o NYSE GROUP, INC. WILL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS IN THE INDEX OR ITS DATA;

o UNDER NO CIRCUMSTANCES WILL NYSE GROUP, INC. OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NYSE GROUP, INC. KNOWS THAT THEY MIGHT OCCUR.

THE LICENSING AGREEMENT BETWEEN JACKSON NATIONAL ASSET MANAGEMENT, LLC AND NYSE GROUP, INC. IS SOLELY FOR THEIR BENEFIT AND NOT FOR THE BENEFIT OF THE OWNERS OF THE JNL/MELLON CAPITAL MANAGEMENT NYSE(R) INTERNATIONAL 25 FUND OR ANY OTHER THIRD PARTIES.]

VUL1805                                                                       3i

--------------------------------------------------------------------------------
                                   DEFINITIONS
--------------------------------------------------------------------------------

The following are key words used in this Policy. They are important in describing both Your rights and Ours. When they are used, they are capitalized. As You read Your Policy, refer back to these definitions.

ACCUMULATED VALUE. The sum of the Separate Account Value, the Fixed Account Value, and the Loan Account Value.

ACCUMULATION UNIT. A unit of measure used to calculate the value in an Investment Division.

ALLOCATION DATE. The date on which funds are initially allocated to the Investment Division(s) specified by You in the application or Your most recent Premium allocation instructions on file with the Company. The Allocation Date will be the Business Day on or following the fifth day following the end of the Policy's free-look period as described in the Right to Examine Policy provision.

ATTAINED AGE. The Insured's nearest age on the Policy Date plus the number of Policy Years since the Policy Date.

BENEFICIARY(IES). The person(s) or entity(ies) designated to receive the Death Benefit Proceeds upon the death of the Insured.

BUSINESS DAY. Each day when the New York Stock Exchange is open for business. The Business Day ends when the New York Stock Exchange closes, usually 4:00 p.m. Eastern time.

CASH SURRENDER VALUE. The Accumulated Value less any Indebtedness, plus any applicable return of Sales Charge.

DEATH BENEFIT. The Initial Specified Death Benefit shown in the Policy Data Page less reductions due to partial surrenders, increased or decreased due to Owner initiated changes in the Specified Death Benefit or Death Benefit Option and adjusted in accordance with the Death Benefit Option elected, or the Minimum Death Benefit, if greater.

DEATH BENEFIT PROCEEDS. The amount We will pay to the Beneficiary(ies) on the death of the Insured while this Policy is in force.

DEATH BENEFIT QUALIFICATION TEST. Either the Cash Value Accumulation Test or the Guideline Premium and Cash Value Corridor Test. The test, which is chosen by the Owner and is shown in the Policy Data Page, determines the manner in which the Policy will qualify as a life insurance contract under Section 7702 of the Internal Revenue Code, as amended. The Company may make either or both of these tests available for election at issue. The Death Benefit Qualification Test may not be changed during the life of the Policy.

DUE PROOF OF DEATH. An original certified copy of an official death certificate, an original certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to the Company.

ENDORSEMENT. An attachment that modifies a provision of this Policy. When an Endorsement is attached to the Policy it is a part of the Policy and is subject to all the terms of the Policy unless We state otherwise in the Endorsement.

VUL1805                                                                        4

--------------------------------------------------------------------------------
                              DEFINITIONS (CONT'D)
--------------------------------------------------------------------------------

FIXED ACCOUNT. A Policy Option that earns an annually declared rate of interest. Allocations made to the Fixed Account are part of the General Account of the Company.

FIXED ACCOUNT VALUE. The Fixed Account Value is: (1) the Net Premium and any subsequent amounts allocated to the Fixed Account; less (2) any amounts canceled or surrendered for transfers, charges, fees, or surrenders; plus (3) any interest credited.

GENERAL ACCOUNT. An account maintained by the Company for all assets not allocated to a Separate Account or other segregated account.

GUIDELINE SINGLE PREMIUM/GUIDELINE LEVEL PREMIUM. Premium limits for this Policy to qualify as life insurance under the Guideline Premium and Cash Value Corridor Test in Section 7702 of the Internal Revenue Code, as amended.

INDEBTEDNESS. The total of any unpaid loan amounts and any unpaid loan interest.

INSURED. The person whose life is covered by this Policy.

INVESTMENT DIVISIONS. Separate and distinct divisions of the Separate Account to which specific Underlying Mutual Fund shares are allocated and for which Accumulation Units are separately maintained. The Accumulated Value in the Investment Divisions will go up or down depending on the performance of the Underlying Mutual Funds

ISSUE DATE. The date as shown in the Policy Data Page which begins the contestable and suicide periods.

JOINT OWNER. If there is more than one Owner, each Owner shall be a Joint Owner of the Policy. Joint Owners have equal ownership rights and each must authorize any exercise of those ownership rights.

LOAN ACCOUNT. An account that is part of the General Account in which funds from Your Investment Divisions and the Fixed Account are placed as security for Your loan.

LOAN ACCOUNT VALUE. The amount set aside in the Loan Account to secure any Indebtedness and interest credited thereon.

MINIMUM DEATH BENEFIT. The Accumulated Value multiplied by the Minimum Death Benefit percentages as shown in the Policy Data Page.

MONTHLY ANNIVERSARY. The same date as the Policy Date for each succeeding month, except those months not having such a date, for which it will be the last date of that month.

MONTHLY DEDUCTION. The amount deducted from the Accumulated Value on the Policy Date and each Monthly Anniversary. This amount is determined as specified under the Monthly Deduction provision.

NET ACCUMULATED VALUE. The Accumulated Value less any Indebtedness.

NET PREMIUM. All Premium paid, less any Sales Charge and Tax Charges.

VUL1805                                                                        5

--------------------------------------------------------------------------------
                              DEFINITIONS (CONT'D)
--------------------------------------------------------------------------------

OWNER ("YOU," "YOUR"). The person or entity shown in the Policy Data Page who is entitled to exercise all rights and privileges under this Policy. If Joint Owners are named, all references to Owner shall mean Joint Owners.

POLICY. This individual flexible premium adjustable variable life insurance policy between You and Us.

POLICY ANNIVERSARY. Each one-year anniversary of the Policy Date.

POLICY DATE. The date Your coverage under this Policy begins.

POLICY OPTION. The Fixed Account or an Investment Division offered by Us under this Policy. Each Policy Option is more fully explained in the Policy Value Provisions.

POLICY YEAR. The twelve-month period beginning on the Policy Date or any Policy Anniversary.

PREMIUM. Consideration received for insurance coverage under this Policy.

RIDER. A form that provides additional benefits. When a Rider is attached to the Policy it is a part of the Policy and is subject to all the terms of the Policy unless We state otherwise in the Rider.

SEPARATE ACCOUNT. A segregated asset account established and maintained by the Company in which a portion of Our assets has been allocated for this and certain other policies.

SEPARATE ACCOUNT VALUE. The current value of the amounts allocated to the Investment Divisions within the Separate Account of the Policy.

SERVICE CENTER. The Company's address and telephone number as specified in the Policy Data Page or as may be designated by Us from time to time.

SOURCE ACCOUNT. The Investment Division(s) or Fixed Account made available by the Company and selected by the Owner from which amounts will be transferred to a Target Account(s) pursuant to one of the Company's systematic investment programs or from which Monthly Deductions will be assessed in accordance with the Owner's instructions.

SPECIFIED DEATH BENEFIT. The initial death benefit amount chosen for base coverage by the Owner and reflected in the Policy Data Page, less any reductions due to partial surrenders, and increased or decreased due to Owner initiated changes in Specified Death Benefit or Death Benefit Option.

TARGET ACCOUNT(S). The Investment Division(s) or Fixed Account made available by the Company and selected by the Owner to which amounts will be transferred from a Source Account pursuant to one of the Company's systematic investment programs.

VUL1805                                                                        6

--------------------------------------------------------------------------------
                              DEFINITIONS (CONT'D)
--------------------------------------------------------------------------------

TOTAL PARTIAL SURRENDER AMOUNT. The partial surrender amount payable to the Owner plus the Partial Surrender Fee.

UNDERLYING MUTUAL FUNDS. The registered management investment companies in which assets of the Investment Divisions of the Separate Account will be invested.

WE, US, OUR, THE COMPANY. Jackson National Life Insurance Company.

WRITTEN REQUEST. Information or instructions given to Us in writing in a form satisfactory to Us that includes all required signatures. A Written Request takes effect when We accept it and it is recorded at Our Service Center.

VUL1805                                                                        7

--------------------------------------------------------------------------------
                               GENERAL PROVISIONS
--------------------------------------------------------------------------------

ASSIGNMENT. The Owner may assign this Policy while it is in force subject to the interest of any assignee or irrevocable Beneficiary. We will not be bound by any assignment unless it is in writing and has been recorded at the Company's Service Center. An assignment will take effect when recorded by the Company. We are not responsible for any payment made before an assignment is recorded. WE ASSUME NO RESPONSIBILITY FOR THE VALIDITY OR TAX CONSEQUENCES OF ANY ASSIGNMENT. IF YOU MAKE AN ASSIGNMENT, YOU MAY HAVE TO PAY INCOME TAX. WE ENCOURAGE YOU TO OBTAIN LEGAL AND/OR TAX ADVICE BEFORE ASSIGNING THIS POLICY.

COMPLIANCE WITH THE INTERNAL REVENUE CODE. This Policy is intended to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code, as amended. The death benefit provided under the Policy (as adjusted by any Rider, if applicable) is intended to qualify for the Federal income tax exclusion. To that end, the provisions of this Policy are to be interpreted to ensure or maintain such tax qualification, despite any other provisions to the contrary. We reserve the right to limit or refuse changes to the Policy or Rider that would violate this section of the Internal Revenue Code.

At no time shall the amount of the death benefit under the Policy (as adjusted by any Rider, if applicable) ever be less than the amount necessary to ensure or maintain such tax qualification. To the extent that the Death Benefit as of any time is increased by the provisions of this Policy or Rider, appropriate adjustments may be made in any cost of insurance, Policy values or supplemental benefits as of that time, retroactively or otherwise, that are consistent with such an increase. Such adjustments may result in a reduction in the Policy values, and may be made by reducing any Death Benefit Proceeds payable.

Under the Guideline Premium and Cash Value Corridor Test, if the Premiums paid under the Policy during any Policy Year exceed the amount allowable for such qualification under this test, such excess Premium shall be removed from the Policy as of the Policy Anniversary and any appropriate adjustment in the Death Benefit shall be made as of such date. This excess Premium shall be refunded with interest at the Fixed Account Minimum Interest Rate to the Owner no later than 60 days after the Policy Anniversary, as determined under Federal tax law to maintain the Policy's qualification as life insurance under Section 7702 the Internal Revenue Code, as amended.

Prior to being refunded, any such excess amount and interest shall be applied to repay any outstanding loan balance under the Policy, to the extent that such excess amount was originally paid for by a loan under the Policy.

We reserve the right to amend the Policy or Rider to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification requirements. We will send You a copy of any such amendment. If You refuse such an amendment, it must be by giving Us written notice, and Your refusal may result in adverse tax consequences.

CONFORMITY WITH STATE LAWS. This Policy will be governed by the law of the Issue State. Any provision that is in conflict with the law of such state is amended to conform to the minimum requirements of such law.

CONTESTABILITY. All statements made in the application will, in the absence of fraud, be deemed representations and not warranties. No statement will void this Policy or be used as a defense to a claim unless it is contained in the written application. This Policy may not be contested after it has been in force during the lifetime of the Insured for two years from the Issue Date or reinstatement date, as applicable, except for nonpayment of any required Premium.


VUL1805                                                                        8

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

Any increase in Specified Death Benefit may not be contested after it has been in force during the lifetime of the Insured for two years. Any change in Risk Classification or Death Benefit Option change that requires evidence of insurability may not be contested after the change has been in force during the lifetime of the Insured for two years.

If the Insured dies during the Contestable Period, the Company may review the information submitted with the original application, amendments to the application, reinstatement application, or application for increase in Specified Death Benefit, change in Risk Classification, or any change to a Death Benefit Option that requires evidence of insurability.

A Policy may be contested only with respect to misrepresentations made in the application for issue or reinstatement. An increase in the Specified Death Benefit, change in Risk Classification, or change to a Death Benefit Option that requires evidence of insurability, may be contested only with respect to misrepresentations made in the application for such increase or change.

As part of the contestable review, We may require the Beneficiary(ies) to sign authorizations necessary for release of medical and other information relating to the Insured.

CONTINUATION OF COVERAGE AT INSURED'S ATTAINED AGE OF 121. If the Policy is in force at the Insured's Attained Age of 121, the Policy will remain in force subject to the grace period provisions of this Policy and the following conditions will apply:

1. Any Policy with Death Benefit Option B or C will be changed to Death Benefit Option A.

2. No changes in the Specified Death Benefit will be permitted except those resulting from a partial surrender.

3.   No further Premium payments may be made.

4.   No further  Monthly  Deductions  will be assessed  against the  Accumulated
     Value.

5. Partial surrenders and Policy loans will still be permitted to the extent there is sufficient Net Accumulated Value in the Policy.

6. Funds in the Investment Divisions will be transferred to the Fixed Account. Interest will continue to be credited to the Fixed Account.

7.   Any systematic investment programs are terminated.

8. Interest on any Policy loan will continue to accrue and be added to the loan. Until the Loan is paid off in its entirety, interest on the Loan Account will continue to be credited.

This provision will not continue any Rider attached to the Policy beyond the date for its termination, as provided in the Rider.

THE INSURED'S REACHING THE ATTAINED AGE OF 121 MAY HAVE TAX CONSEQUENCES TO THE OWNER. WE BELIEVE THAT THE POLICY WILL CONTINUE TO QUALIFY AS A LIFE INSURANCE CONTRACT UNDER SECTION 7702 OF THE INTERNAL REVENUE CODE, AS AMENDED. HOWEVER, THERE IS SOME UNCERTAINTY REGARDING THIS TREATMENT. IT IS POSSIBLE, THEREFORE, THAT YOU WOULD BE VIEWED AS CONSTRUCTIVELY RECEIVING THE ACCUMULATED VALUE IN THE YEAR IN WHICH THE INSURED ATTAINS AGE 121 AND WOULD REALIZE TAXABLE INCOME AT THAT TIME IN AN AMOUNT EQUAL TO THE ACCUMULATED VALUE LESS PREMIUMS REDUCED BY AMOUNTS PREVIOUSLY RECEIVED UNDER THE POLICY THAT WERE EXCLUDABLE FROM YOUR INCOME, EVEN IF THE DEATH BENEFIT PROCEEDS ARE NOT DISTRIBUTED AT THAT TIME. AS WITH ALL TAX MATTERS, A QUALIFIED TAX ADVISOR SHOULD BE CONSULTED BEFORE THIS EVENT OCCURS.


VUL1805                                                                        9

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

CONTINUATION OF INSURANCE. The insurance coverage under this Policy, and any benefits provided by Rider, will continue in force so long as the Net Accumulated Value is sufficient to cover the Monthly Deduction amount subject to the grace period provision.

DEFERMENT OF PAYMENTS. We may defer making payments to You from the Fixed Account for up to six months, subject to applicable state law. Interest, subject to state requirements, will be credited during this deferral period.

ENTIRE CONTRACT. The Policy, application, supplemental applications, and any applicable Riders, Endorsements and amendments together make up the entire contract between You and the Company.

GRACE PERIOD. If the Net Accumulated Value on any Monthly Anniversary is insufficient to pay the Monthly Deduction or is less than or equal to zero, this Policy will enter a 61-day grace period.

Written notice of the Premium required to continue this Policy in force will be mailed to You at Your last known address or any assignee of record at the beginning of the grace period. If the Premium required is not paid within the grace period, all coverage under this Policy will end without value at the end of the 61-day period.

If the Insured dies during the grace period, We will deduct any overdue Monthly Deductions from the Death Benefit.

ILLUSTRATIONS. Upon Written Request, We will provide an illustration projecting future benefits under this Policy. A fee may be charged as shown in the Policy Data Page.

MISSTATEMENT OF AGE OR GENDER. If the age and/or gender of the Insured is misstated on the application and the error is discovered before a claim is made, We will recalculate all values relevant to the Policy from the Policy Date assuming the correct information.

If a claim is in process when the error is discovered, the Death Benefit Proceeds will be adjusted to be that which the most recent cost of insurance deduction would have purchased for the correct age and/or gender.

MODIFICATION OF POLICY. Any change or waiver of the provisions of this Policy must be in writing and signed by the president, a vice president, the secretary, or assistant secretary of the Company. No broker or producer has authority to change or waive any provision of this Policy.

NONPARTICIPATING. This Policy does not pay dividends nor does it share in the surplus or revenue of the Company.

PROOF OF AGE, GENDER OR SURVIVAL. The Company may require satisfactory proof of the correct age or gender, as applicable, of the Insured at any time. If any payment under this Policy is contingent upon the Owner or Beneficiary being alive, the Company may require satisfactory proof of such survival.


VUL1805                                                                       10

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

REINSTATEMENT. If coverage under this Policy lapses for any reason other than a full surrender, it may be reinstated within five years of the date the Policy lapsed, subject to the following:

1.   Your Written Request for reinstatement is received at Our Service Center;

2. You provide Us with satisfactory evidence of the Insured's insurability at the same Risk Classification as at the time the Policy was issued; and

3. You provide payment of a Net Premium sufficient to cover the past due Monthly Deductions plus an additional amount determined by the Company to facilitate continued coverage for three months from receipt of the Premium.

The effective date of reinstatement will be the next Business Day following the date the required Premium is received and the application for reinstatement is approved by Us.

The  Sales  Charge,   if  any,  Tax  Charges,   Monthly   Policy  Fee,   Monthly
Administrative Charge, and Asset Based Risk Charge will be reinstated at the duration in effect when the Policy lapsed.

The Death Benefit of the reinstated Policy cannot exceed the Death Benefit at the time of lapse.

The  Accumulated  Value  at  the  time  of  reinstatement  will  equal:

1.   The Accumulated Value at the time of lapse less any Indebtedness; plus

2. Any Net Premiums paid into the Policy that are not considered payment of past due charges.

The Accumulated Value on the reinstatement date will be allocated to the Investment Divisions and the Fixed Account according to Your most recent Premium allocation instructions on file with the Company, using Accumulation Unit Values at the time of reinstatement.

REPORTS. The Company will send You a report about Your Policy at least once a year. We will also send You reports as required by law. They shall be addressed to the last address of the Owner known to the Company.

SUBSTITUTION OF INVESTMENT DIVISION(S). The Company may substitute any class or series of shares of any Underlying Mutual Fund(s) with any class or series of shares of the same or any other Underlying Mutual Fund without Your consent. Substitution would occur if the Company determines that the use of a class or series of Underlying Mutual Fund(s) is no longer possible or if the Company determines it is no longer appropriate for the purposes of the Policy. No substitution will be made without notice to You. Substitution of Underlying Mutual Fund(s) shares are subject to any applicable federal securities laws and, if required, the laws of the state where the Policy was issued for delivery. Should a substitution, addition, or deletion occur, You will be allowed to select from the then current Investment Divisions and substitution may be made with respect to both existing Accumulated Value in that Investment Division(s) and the allocation of future Premiums.

VUL1805                                                                       11

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

SUICIDE. If the Insured dies by suicide, while sane or insane, within 2 years from the Issue Date or reinstatement date, We will not pay the Death Benefit Proceeds. We will return an amount equal to the Premiums paid less any Indebtedness and any Total Partial Surrender Amounts.

If the Insured dies by suicide, while sane or insane, within 2 years from the effective date of any increase in the Specified Death Benefit that required evidence of insurability, We will not pay the increased portion of the Death Benefit Proceeds. We will return an amount equal to the portion of the Monthly Deductions related to the cost of the increase.

SUSPENSION OF PAYMENTS. The Company may suspend or postpone any transfers or payments to or from the Investment Divisions if any of the following occur:

1. The New York Stock Exchange is closed (other than customary weekend and holiday closings);

2.   Trading on the New York Stock Exchange is restricted;

3. An emergency exists such that it is not reasonably practical to dispose of securities in the Separate Account or to determine the value of its assets; or

4. The Securities and Exchange Commission, by order, so permits for the protection of policy owners.

The applicable rules and regulations of the Securities and Exchange Commission will govern whether the conditions described in 2. and 3. exist.

TAX CONSEQUENCES. THERE MAY BE TAX CONSEQUENCES ASSOCIATED WITH THIS POLICY. AS WITH ALL TAX MATTERS, A QUALIFIED TAX ADVISOR SHOULD BE CONSULTED.

TAXABLE STATUS. If this Policy is not a modified endowment contract (MEC), a Premium payment or request for a Policy change that would trigger a change to a MEC status will not be processed unless You specify otherwise in writing. Without such written specification, We will return any Premium(s) in excess of the 7-pay limits with interest at the Fixed Account Minimum Interest Rate within 60 days after the end of the Policy Year. Changes to the Policy which could trigger a change to MEC status could include, but are not limited to, certain changes to the Specified Death Benefit, a change in Risk Classification, partial surrenders, or any other change specified in Section 7702A the Internal Revenue Code, as amended.

TERMINATION. All coverage under this Policy will end on the date any one of the following events occurs: 1. You provide Written Request that coverage end; 2. the Insured dies and We receive Due Proof of Death; or 3. the grace period ends without payment of adequate Premium.

WRITTEN NOTICE. Any notice We send to the Owner will be sent to the Owner's last known address unless the Owner requests otherwise in writing. Any written request or notice must be sent to the Service Center, unless We advise You otherwise. You are responsible for promptly notifying the Company of any address change.

VUL1805                                                                       12

--------------------------------------------------------------------------------
                      OWNERSHIP AND BENEFICIARY PROVISIONS
--------------------------------------------------------------------------------

OWNER. During the lifetime of the Insured, all rights under this Policy belong to the Owner. The Owner may exercise these rights subject to the interests of any assignee or irrevocable Beneficiary. If the Policy has Joint Owners, the consent of all Owners is required for Policy changes. Upon the death of a Joint Owner, all rights shall be vested in the surviving Owner(s).

Unless it is otherwise provided in the application for this Policy or in an Endorsement to this Policy, the Insured will be the Owner.

CHANGE OF OWNERSHIP. The ownership of this Policy may be changed by the Owner at any time during the Insured's lifetime. Any change must be made by Written Request to the Service Center. The change will apply to any payments made or actions taken by Us after such request is accepted and recorded at Our Service Center. We reserve the right to require that this Policy be presented for endorsement of any change.

BENEFICIARY. The Owner may designate the Beneficiary(ies) to receive any amount payable under this Policy on the Insured's death. The original Beneficiary(ies) will be named in the application and recorded in the Policy Data Page of this Policy. If two or more persons are named as Beneficiary(ies), those surviving the Insured will share equally unless otherwise stated.

CHANGE OF BENEFICIARY. During the Insured's lifetime, the Owner may change the Beneficiary(ies) by submitting a Written Request to the Service Center, subject to any irrevocable Beneficiary(ies) designation or any existing assignment. A change will take effect on the date the request is signed. However, the Company is not liable for any payment made or action taken before the Company records the change.

DEATH OF BENEFICIARY. The interest of any Beneficiary who dies before the Insured will end at the death of the Beneficiary. The interest of any Beneficiary who dies at the time of or within ten days after the death of the Insured will also end if no Death Benefit Proceeds have been paid to the Beneficiary. If no Primary Beneficiary(ies) survives the Insured, benefits will be paid to any surviving Contingent Beneficiary(ies), if named, in equal shares, unless otherwise stated. If there are no surviving Beneficiaries at the death of the Insured, the Death Benefit Proceeds will be paid to the Owner, or the Owner's estate if the Owner does not survive the Insured.


VUL1805                                                                       13

--------------------------------------------------------------------------------
                           PREMIUM PAYMENT PROVISIONS
--------------------------------------------------------------------------------

PAYMENT OF PREMIUMS. You must pay the first Premium on or before the date the Policy is delivered. Subsequent Premium payments may be made at any time before the Insured's Attained Age 121. Your Premiums are payable in United States currency.

We reserve the right to limit the number or amount of such Premium payments. Any Premium payment in excess of the limits established by the Company will be refunded to the Owner no later than 60 days after the Policy Anniversary following such payment. The minimum Premium that We will accept is shown in the Policy Data Page.

The entire Premium as paid will be deemed earned when received by Us. No refund of any portion of the Premium will be made as the result of a death claim.

ALLOCATION OF PREMIUMS. Any Premium received prior to the Allocation Date will first be allocated to the Fixed Account as of the later of the date We receive the Premium or the date the Policy is placed in force. On the Allocation Date these funds will be allocated to the Policy Options specified by You in the application, or Your most recent Premium allocation instructions on file with the Company. After the Allocation Date, any subsequent Premium will be allocated immediately to the Policy Options according to Your most recent instructions.

The Owner may allocate Premium among the Fixed Account and the Investment Divisions. Such allocation may be made in any percentage from 0% to 100% in whole percentages.

PLANNED PREMIUMS. We will send Premium reminder notices for the amounts and frequency of payments established for as long as the Policy remains in force. We reserve the right to stop sending such notices if no Premium payment is made within two consecutive Policy Years. Changes in the amounts or frequency of such payments will be subject to Our consent.

VUL1805                                                                       14

--------------------------------------------------------------------------------
                             POLICY VALUE PROVISIONS
--------------------------------------------------------------------------------

ACCUMULATED VALUE. The Accumulated Value is equal to the sum of the Separate Account Value, Fixed Account Value, and the Loan Account Value.

MONTHLY DEDUCTION. The Monthly Deduction amount is equal to:

1. the monthly cost of insurance rate per $1,000 of Net Amount at Risk, multiplied by the Net Amount at Risk, divided by $1,000;

2. plus the Monthly Policy Fee; 3. plus the Monthly Administrative Charge; 4. plus the cost of additional benefits and Riders.

The Owner may specify the Source Account(s) from which Monthly Deductions will be assessed. If no designation is made or the Source Account(s) have insufficient funds, the Monthly Deductions are taken from the Investment Divisions and Fixed Account in proportion to their current value on the Monthly Anniversary.

COST OF INSURANCE RATES. The monthly cost of insurance rates will be determined by Us from time to time, based on factors including but not limited to changes in mortality, persistency, and expense and/or Federal income tax assumptions. Any changes will be made on a class basis. The cost of insurance rates as of the Policy Date and subsequently for each Specified Death Benefit increase are based on the Insured's age, gender, Risk Classification, and the duration the coverage has been in force. The cost of insurance rates will not exceed those shown in the Policy Data Page.

NET AMOUNT AT RISK. The Net Amount at Risk for Death Benefit Option A is the greater of:

1. the Specified Death Benefit discounted one month at the Fixed Account Minimum Interest Rate, minus the Accumulated Value; or

2. the Minimum Death Benefit discounted one month at the Fixed Account Minimum Interest Rate, minus the Accumulated Value.

The Net Amount at Risk for Death Benefit Option B is the greater of:

1. the sum of the Specified Death Benefit and the Accumulated Value discounted one month at the Fixed Account Minimum Interest Rate, minus the Accumulated Value; or

2. the Minimum Death Benefit discounted one month at the Fixed Account Minimum Interest Rate, minus the Accumulated Value.

The Net Amount at Risk for Death Benefit Option C is the greater of:

1. the sum of the Specified Death Benefit and the greater of the sum of all Premium paid minus all prior Total Partial Surrender Amounts or zero discounted one month at the Fixed Account Minimum Interest Rate, minus the Accumulated Value; or

2. the Minimum Death Benefit discounted one month at the Fixed Account Minimum Interest Rate, minus the Accumulated Value.


VUL1805                                                                       15

--------------------------------------------------------------------------------
                        POLICY VALUE PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

SEPARATE ACCOUNT. The Separate Account consists of assets We have set aside and have kept separate from the rest of Our assets and those of Our other separate accounts. These Policy assets in the Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct. All the income, gains, and losses resulting from these assets (whether or not realized) are credited to or charged against the Separate Account in accordance with the terms of the policies supported by the Separate Account, without regard to other income, gains, or losses of the Company. The assets of the Separate Account will be available to cover the liabilities of Our General Account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising from the policies supported by the Separate Account. The assets of the Separate Account shall be valued at least as often as any benefits of this Policy, but in no event will such valuation be less frequent than monthly.

INVESTMENT DIVISIONS. The Policy offers Investment Divisions. The Investment Divisions available at issue are shown on the application, in the current prospectus and any supplement.

ACCUMULATION UNITS. The Separate Account Value will go up or down depending on the performance of the Investment Division(s). In order to monitor the Separate Account Value, the Company uses a unit of measure called an Accumulation Unit. The value of an Accumulation Unit may go up or down from Business Day to Business Day. Adjustments to the Separate Account Value, such as surrenders, transfers, and certain charges, result in a redemption of Accumulation Units. However, these adjustments do not affect the value of the Accumulation Units.

When You make an allocation or transfer to the Investment Division(s), the Company credits Your Policy with Accumulation Units. The number of Accumulation Units credited is determined by dividing the amount allocated by the Accumulation Unit Value for that Investment Division at the close of the Business Day.

ACCUMULATION UNIT VALUE. The Company determines the value of an Accumulation Unit for each of the Investment Divisions. This is done by: 1. Determining the total value of assets held in the particular Investment Division; 2. Subtracting from the amount any Asset Based Risk Charge; and 3. Dividing this amount by the number of outstanding Accumulation Units.

FIXED ACCOUNT. You may allocate Premium or make transfers to the Fixed Account while the Policy is in force, subject to the provisions of the Policy.

FIXED ACCOUNT VALUE. The Fixed Account Value is determined in the following manner:

o Net Premium amounts are allocated to the Fixed Account prior to the Allocation Date or as designated by the Owner pursuant to the terms of the Policy.

o On the Policy Date and each Monthly Anniversary, any applicable Monthly Deductions will be deducted from the Fixed Account Value.


o On each Business Day, amounts are deducted to reflect any Total Partial Surrender Amounts, transfers, and amounts allocated to the Loan Account, when such event occurs.

o    Interest is credited on each Business Day as described below.


VUL1805                                                                       16

--------------------------------------------------------------------------------
                        POLICY VALUE PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

INTEREST TO BE CREDITED. The Company will credit interest to the Fixed Account. Such interest will be credited at such rate or rates as the Company prospectively declares from time to time, at the sole discretion of the Company. The rate in effect at the time an allocation is made will be applied to those funds allocated to the Fixed Account until the next Policy Anniversary. The then current rate declared by the Company will be applied to all funds in the Fixed Account until the next Policy Anniversary. Subsequent interest rates may be higher or lower than those rates previously set by the Company. The Company guarantees that the interest rate credited to the Fixed Account will not be less than the Fixed Account Minimum Interest Rate shown in the Policy Data Page.


VUL1805                                                                       17

--------------------------------------------------------------------------------
                             POLICY LOAN PROVISIONS
--------------------------------------------------------------------------------

GENERAL. After the Allocation Date, You may receive a loan as long as the Policy is in force and not in the grace period and is properly assigned to Us as security. We need no other collateral. We reserve the right to defer granting a loan for the period permitted by law, but not more than 6 months. We will not defer a loan to be used to pay premiums on policies with Us.

If the total Indebtedness equals or exceeds the Accumulated Value, the Policy may enter the grace period and lapse without value subject to the conditions in the grace period provision.

A LOAN MAY GIVE RISE TO TAXABLE INCOME TO THE OWNER. AS WITH ALL TAX MATTERS, A QUALIFIED TAX ADVISOR SHOULD BE CONSULTED BEFORE CONSIDERING ANY LOAN.

MAXIMUM LOAN AMOUNT AVAILABLE. The maximum available loan is shown in the Policy Data Page.

INDEBTEDNESS. Indebtedness is equal to the loan, plus unpaid loan interest since the last Policy Anniversary. Any Indebtedness at time of settlement will reduce the proceeds. Indebtedness may be repaid in whole or in part at any time.

LOAN ACCOUNT. All amounts held as security for any loan will be transferred to an account known as the Loan Account. On each Policy Anniversary, if the amount of any Indebtedness exceeds the Loan Account Value, the excess shall be transferred to the Loan Account from the Investment Division(s) and Fixed Account proportionately based on their current value. On each Policy Anniversary, if the Loan Account Value exceeds any Indebtedness, the excess will be transferred from the Loan Account to the Investment Division(s) and Fixed Account proportionately based on the most recent Premium allocation instructions on file with the Company, unless otherwise instructed by the Owner.

Unless otherwise specified by the Owner, the loan will be processed from each Investment Division and the Fixed Account proportionately based on their current value.

LOAN ACCOUNT VALUE. On each Policy Anniversary, the Loan Account Value is set equal to the Indebtedness. During the Policy Year, the Loan Account Value is equal to the Loan Account Value on the prior Policy Anniversary, plus any new loans, less any loan repayments since the prior Policy Anniversary, plus any credited interest.

LOAN INTEREST. Loans on the Policy will accrue interest at the rate(s) shown in the Policy Data Page. Unpaid interest shall be added to the loan principal on the Policy Anniversary and will accrue interest on the same terms.

The Loan Account Value will be credited interest at the rate specified in the Policy Data Page.

LOAN REPAYMENT. All or part of any Indebtedness may be repaid at any time while this Policy is in force.

Any payment received by Us which is intended as a loan repayment, rather than an additional Premium payment, must be identified as such. If money received is in excess of the Indebtedness, the excess will be applied as payment of Premium on the Policy.


VUL1805                                                                       18

--------------------------------------------------------------------------------
                         POLICY LOAN PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

Loan repayments up to an amount equal to the Loan Account Value will be transferred from the Loan Account to the Fixed Account and Investment Division(s) proportionately based on Your most recent Premium allocation instructions on file with the Company, unless otherwise instructed by the Owner. The minimum loan repayment is shown in the Policy Data Page.

The Company reserves the right to require loan repayments be credited to the Fixed Account to the extent that it was the source of the loan being repaid.

Failure to repay any loan or loan interest will not terminate this Policy unless the total Indebtedness equals or exceeds the Accumulated Value.

After expiration of the grace period, a loan may not be repaid even if the Policy is fully reinstated.


VUL1805                                                                       19

--------------------------------------------------------------------------------
                  SURRENDER PROVISIONS (WITHDRAWAL PROVISIONS)
--------------------------------------------------------------------------------

FULL SURRENDER. Upon written request, You can surrender this Policy for its Cash Surrender Value. Upon surrender, all insurance in force under this Policy and any additional benefits provided by Riders will terminate. Surrender may occur at any time during the lifetime of the Insured. We reserve the right to defer the payment of that portion of the Cash Surrender Value from the Fixed Account for the period permitted by law, but not more than 6 months.

PARTIAL SURRENDER. Upon Written Request, You can take a partial surrender of this Policy after it has been in force for one year. The minimum amount of each partial surrender is shown in the Policy Data Page. A partial surrender will not be allowed if it reduces the Net Accumulated Value to an amount less than or equal to the amount determined by the Company to be needed for the next three Monthly Deductions or if it will reduce the Specified Death Benefit below the Minimum Specified Death Benefit. We reserve the right to limit the number of partial surrenders in any Policy Year.

The Total Partial Surrender Amount is equal to the amount payable to the Owner plus the Partial Surrender Fee.

The Accumulated Value will be reduced by the Total Partial Surrender Amount.

The surrender will be processed from each Investment Division and the Fixed Account in proportion to their current value, unless otherwise specified by the Owner. We reserve the right to limit the amount surrendered from the Fixed Account.

We reserve the right to defer the payment of that portion of a partial surrender from the Fixed Account for the period permitted by law, but not more than 6 months.

PARTIAL SURRENDERS UNDER DEATH BENEFIT OPTION A - A partial surrender will reduce the Specified Death Benefit as follows:

o If the Death Benefit is greater than the Minimum Death Benefit, the Specified Death Benefit will be reduced by the Total Partial Surrender Amount.

o If the Death Benefit is equal to the Minimum Death Benefit, the Specified Death Benefit will be reduced by the amount by which the Total Partial Surrender Amount exceeds the difference between the Minimum Death Benefit and the Specified Death Benefit.

PARTIAL SURRENDERS UNDER DEATH BENEFIT OPTION B - A partial surrender does not reduce the Specified Death Benefit. However, because the Accumulated Value is reduced, the Death Benefit is reduced by at least the Total Partial Surrender Amount.

PARTIAL SURRENDERS UNDER DEATH BENEFIT OPTION C - If the Total Partial Surrender Amount is less than the sum of Premium paid minus all prior Total Partial Surrender Amounts, the Specified Death Benefit will not be reduced. However, because the sum of the Total Partial Surrender Amounts has increased, the Death Benefit is reduced.

If the Total Partial Surrender Amount is greater than the total Premium paid minus the sum of all prior Total Partial Surrenders Amounts, the Specified Death Benefit will be reduced by the amount that the Total Partial Surrender Amount exceeds the greater of the sum of all Premium paid minus all prior Total Partial Surrenders Amounts, the Minimum Death Benefit less the Specified Death Benefit, or zero.

A FULL OR PARTIAL SURRENDER MAY HAVE TAX CONSEQUENCES TO THE OWNER. AS WITH ALL TAX MATTERS, A QUALIFIED TAX ADVISOR SHOULD BE CONSULTED BEFORE CONSIDERING ANY SURRENDER.

VUL1805                                                                       20

--------------------------------------------------------------------------------
                               TRANSFER PROVISIONS
--------------------------------------------------------------------------------

GENERAL. A transfer is subject to the following:

1.   A Transfer Charge may apply as described in the Policy Data Page.

2.   You may not make a transfer until after the Allocation Date.

3. The maximum amount that may be transferred from the Fixed Account is shown in the Policy Data Page.

4. A transfer will be effective as of the end of the Business Day when an acceptably complete transfer request is received.

5.   We are not liable for a transfer made in accordance with Your instructions.

6. We reserve the right to restrict the number of transfers per Policy Year and to restrict transfers from being made on consecutive Business Days.

7. Your right to make transfers is subject to modification if We determine, in Our sole opinion, that the exercise by one or more owners is, or would be, to the disadvantage of other owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by Us to be to the disadvantage of the other owners. A modification could be applied to transfers to or from one or more of the Investment Divisions and could include, but may not be limited to:

     a.   The requirement of a minimum time period between each transfer;

     b. Not accepting transfer requests of any person acting under a power of attorney on behalf of more than one owner; or

     c. Limiting the dollar amount that may be transferred by an owner at any one time.

8. During times of drastic economic or market conditions, We may suspend Your transfer rights temporarily without notice. We will, however, make every attempt to process Your request in a timely fashion.

FROM INVESTMENT DIVISION TO INVESTMENT DIVISION. You may transfer all or a portion of Your value in one Investment Division to another Investment Division at any time, subject to the terms of the Policy.

FROM INVESTMENT DIVISION TO THE FIXED ACCOUNT. If allowed by the Company, in its sole discretion, You may transfer all or a portion of Your Accumulated Value in any Investment Division to a Fixed Account Option, subject to the provisions of this Policy. The Company, in its sole discretion, may restrict or prohibit this type of transfer from time to time on a nondiscriminatory basis.

FROM THE FIXED ACCOUNT TO AN INVESTMENT DIVISION. Unless otherwise allowed by the Company, You may make one transfer from the Fixed Account to any Investment Division(s) during any Policy Year. This transfer from the Fixed Account is limited to the maximum Fixed Account transfer amount described in the Policy Data Page. The one transfer per year and maximum transfer amount limitations do not apply in the case of transfers due to a systematic investment program provided by the Company.


VUL1805                                                                       21

--------------------------------------------------------------------------------
                          TRANSFER PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

SYSTEMATIC INVESTMENT PROGRAMS. The Company may provide systematic investment programs that allow You to transfer funds among the Investment Divisions and the Fixed Account. These programs may include dollar cost averaging and automatic rebalancing. You may contact the Company's Service Center for further information, and the Company will furnish all necessary forms to request these programs. The Company makes no guarantee that these programs will result in a profit or protect against loss in a declining market.

Dollar cost averaging provides regular, level transfers to the Target Accounts over time. In order to participate in a dollar cost averaging program, there must be a minimum amount in the Source Account, as specified in the Policy Data Page. The Company may waive this requirement at its discretion. Intervals between transfers may be monthly, quarterly, semi-annually, or annually. The minimum amount of any transfer for dollar cost averaging is specified in the Policy Data Page.

VUL1805                                                                       22

--------------------------------------------------------------------------------
                            DEATH BENEFIT PROVISIONS
--------------------------------------------------------------------------------

GENERAL. Upon the receipt of Due Proof of Death of the Insured, We will pay the Death Benefit Proceeds within 60 days to the Beneficiary, subject to the provisions of this Policy as long as this Policy is in force.

MINIMUM DEATH BENEFIT. The Minimum Death Benefit is determined each Monthly Anniversary by multiplying the Accumulated Value plus any applicable return of Sales Charge by the appropriate percentage as stated in the Table of Minimum Death Benefit Percentages in the Policy Data Page.

DEATH BENEFIT. The Death Benefit is determined by the Death Benefit Option in effect at the time of the Insured's death.

     o DEATH BENEFIT OPTION A - The Death Benefit equals the greater of 1) the Specified Death Benefit and 2) the Minimum Death Benefit.

     o DEATH BENEFIT OPTION B - The Death Benefit equals the greater of 1) the Specified Death Benefit plus the Accumulated Value and 2) the Minimum Death Benefit.

     o DEATH BENEFIT OPTION C - The Death Benefit equals the greater of 1) the Specified Death Benefit plus the greater of the sum of all Premiums paid minus all prior Total Partial Surrender Amounts or zero, and 2) the Minimum Death Benefit.

DEATH BENEFIT PROCEEDS. The Death Benefit Proceeds are calculated on the date of receipt of Due Proof of Death and are equal to:

1.   the Death Benefit;

2.   plus any Rider benefits payable as a result of the Insured's death;

3.   less any Indebtedness;

4. less any overdue Monthly Deductions if the Insured dies during the grace period.

We will continue to charge Monthly Deductions between the initial notification and the receipt of Due Proof of Death.

If the Insured dies during a contestable period, We will complete Our review and determination of the validity of the Policy under applicable law before any Death Benefit Proceeds are paid.

The Beneficiary(ies) bears the investment risk of the Investment Division between the time of the Insured's death and the date We receive Due Proof of Death.

We will add interest to the resulting amount owed as required by applicable law. We will compute the interest at a rate We determine, but not less than the rate required by applicable law.

PROTECTION OF BENEFITS. No Beneficiary may commute, encumber, alienate or assign any payment under this Policy before it is due. To the extent permitted by law, no payment will be subject to the debts, contracts, or engagements of any Beneficiary. In addition, to the extent permitted by law, no payment will be subject to any judicial process to levy You or to attach the same for payment thereof.

VUL1805                                                                       23

--------------------------------------------------------------------------------
                        DEATH BENEFIT PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

PAYMENT OF BENEFITS. Any amount payable to a Beneficiary at the death of the Insured under this Policy will be paid in a single lump-sum payment unless otherwise agreed. In addition, unless specifically requested otherwise, We may elect to deposit the amount payable into an account from which all or part of the amount deposited may be withdrawn by the Beneficiary at any time in increments of $250 or more.

CHANGES IN SPECIFIED DEATH BENEFIT. Upon request in writing and subject to Our approval, the Specified Death Benefit may be increased or decreased. We reserve the right to limit or refuse changes in the Specified Death Benefit. Any changes to the Specified Death Benefit will be effective on the Monthly Anniversary following the date of approval of such change, assuming at least one Business Day remains before the Monthly Anniversary. If less than one Business Day remains before the Monthly Anniversary, the change will be effective on the second following Monthly Anniversary. We will send You a new Policy Data Page which reflects the new Specified Death Benefit and, for increases to Specified Death Benefit, the new Monthly Administrative Charge per $1000 applicable to the increase.

INCREASE IN THE SPECIFIED DEATH BENEFIT. Increases in the Specified Death Benefit are subject to evidence of insurability satisfactory to Us. An increase will result in new cost of insurance rates based on the Insured's Attained Age and Risk Classification at the time of the increase. An increase in the Specified Death Benefit will result in a new Monthly Administrative Charge based on the amount of the increase. An increase is also subject to the sufficiency of the Net Accumulated Value to cover Monthly Deductions through the end of the Policy Year in which the increase occurred.

DECREASE IN THE SPECIFIED DEATH BENEFIT. A decrease in the Specified Death Benefit will apply first against the most recent increase, against the next most recent increases successively, and finally against the Initial Specified Death Benefit. Any decrease must be such that the Specified Death Benefit will not be less than the Minimum Specified Death Benefit shown in the Policy Data Page. There will be no reduction in Monthly Administrative Charges.

CHANGES IN DEATH BENEFIT OPTION. Upon request in writing and subject to Our approval, the Death Benefit Option may be changed. We reserve the right to limit or refuse changes to the Death Benefit Option. Any changes to the Death Benefit Option will be effective on the Monthly Anniversary following the date of approval of such change, assuming at least one Business Day remains before the Monthly Anniversary. If less than one Business Day remains before the Monthly Anniversary, the change will be effective on the second following Monthly Anniversary.

We will not approve a change in Death Benefit Option if it reduces the Specified Death Benefit below the Minimum Specified Death Benefit shown in the Policy Data Page.

If You request to change from Death Benefit Option A to Death Benefit Option B, the Specified Death Benefit will be reduced by the Accumulated Value as of the effective date of the change. This change may require evidence of insurability.

If You request to change from Death Benefit Option B to Death Benefit Option A, the Specified Death Benefit will be increased by the Accumulated Value as of the effective date of the change.


VUL1805                                                                       24

--------------------------------------------------------------------------------
                        DEATH BENEFIT PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

If You request to change from Death Benefit Option C to Death Benefit Option A, the Specified Death Benefit will be increased by the greater of the sum of all Premium paid minus all prior Total Partial Surrender Amounts, or zero as of the effective date of the change.

Changes from Death Benefit Option A to Death Benefit Option C, Death Benefit Option B to Death Benefit Option C, and Death Benefit Option C to Death Benefit Option B are not permitted.



VUL1805                                                                       25